Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements, No. 333-249399 on Form F-3, and No. 333-203139 on Form S-8, of our reports dated March 2, 2021, relating to the consolidated financial statements of profit or loss and total comprehensive income or loss, changes in partners’ equity and cash flow of GasLog Partners LP for the year ended December 31, 2020, appearing in this Annual Report on Form 20-F of GasLog Partners LP for the year ended December 31, 2022.

/s/ Deloitte LLP

London, United Kingdom

March 6, 2023